SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2005

THE TRIZETTO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

567 San Nicholas Drive, Suite 360 Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 719-2200

Check the appropriate box below if the Form 8-K filing is intended to be simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On December 21, 2005, the Compensation Committee of the Board of Directors of The TriZetto Group, Inc. (the “Company”) formally adopted the plan document related to The TriZetto Group, Inc. Executive Deferred Compensation Plan (the “Plan”). A copy of this plan document is filed as Exhibit 10.1 hereto.

The Plan is an unfunded deferred compensation plan established and maintained for the purpose of providing key management employees with the opportunity to defer the receipt of compensation and to accumulate earnings on such deferrals on a tax-deferred basis. The Company determines which key management employees will be eligible to participate in the Plan. Currently, all of the executive officers of the Company are eligible to participate. The Plan is administered by the Company and became effective as of June 30, 2005.

Under the Plan, each participant may elect to defer, for any calendar year, up to 75% of his or her base salary and/or 100% of any commissions and/or bonuses earned during such calendar year. Amounts deferred for each participant are recorded in a bookkeeping account for such participant. Each participant is allowed to make a hypothetical allocation of the amounts credited to his or her account among investment options/indices that the Company makes available from time to time. Each account is credited at least annually with notational earnings equal to the aggregate/weighted average return on the investment options/indices selected by the participant, less expenses. The Company also may credit each participant’s account with a discretionary company contribution. Company contributions vest after three years of service with the Company.

Upon termination of employment, a participant is entitled to a benefit from the Company equal to the amount of vested contributions credited to his or her account, subject to certain restrictions. Alternatively, a participant may elect to have all or a portion the contributions in his or her account paid in one or more installments, subject to certain waiting period and other restrictions set forth in the Plan.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

10.1	The TriZetto Group, Inc. Executive Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: December 23, 2005	By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	The TriZetto Group, Inc. Executive Deferred Compensation Plan.